EXHIBIT 99.1

American River Bankshares Reports Fourth Quarter 2017 Results

SACRAMENTO, Calif., Jan. 25, 2018 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported a net loss of $392,000, or ($0.06) per diluted share for the fourth quarter of 2017 compared to net income of $1.9 million, or $0.29 per diluted share for the fourth quarter of 2016.  For the twelve months ended December 31, 2017, net income was $3.2 million or $0.50 per diluted share, compared to $6.4 million or $0.94 per diluted share for the twelve months ended December 31, 2016.  During the fourth quarter of 2017, the Company recorded an income tax expense adjustment of $1.2 million related to the “H.R.1” commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) that was signed into law on December 22, 2017.  The adjustment relates to revaluing the Company’s net deferred tax assets using the new lower corporate federal income tax rate of 21% which becomes effective January 1, 2018, a reduction from the Company’s 2017 rate of 34%.  In addition, the Company also recognized expenses totaling $676,000 related to the Company’s leadership change that was announced on October 27, 2017.

“The adjustment to income tax expense of $1.2 million, coupled with the expenses related to the leadership change resulted in a net loss for the quarter.  However, our core or non-GAAP adjusted net income for the quarter was $1.2 million or $0.19 per common share when excluding these items,” says David E. Ritchie, Jr., President and Chief Executive Officer of the Company. “While the reduced tax rate resulted in lower net income for the current quarter, the Company will benefit from the lower rate going forward.”

Financial Highlights

  Core deposits increased $14.6 million (3.2%) and net loans decreased $15.4 million (4.7%) during 2017. During the fourth quarter of 2017, core deposits increased $5.7 million (1.2%) and net loans decreased $13.5 million (4.2%).
  The fourth quarter 2017 net interest margin was 3.39%, compared to 3.32% for the third quarter of 2017 and 3.57% for the fourth quarter of 2016.  Net interest income was $19.4 million in 2017, a decrease of $890,000 (4.4%) from 2016.
  The allowance for loan and lease losses was $4.5 million (1.43% of total loans and leases) at December 31, 2017, compared to $4.8 million (1.47% of total loans and leases) at December 31, 2016.  Nonperforming loans were $1.9 million at December 31, 2017 compared to $19,000 at December 31, 2016.
  Shareholders’ equity was $76.9 million at December 31, 2017 compared to $83.9 million at December 31, 2016.  Tangible book value per share was $9.88 at December 31, 2017 compared to $10.14 at December 31, 2016.  Book value per share was $12.54 per share at December 31, 2017 compared to $12.59 per share at December 31, 2016.
  The 2017 Stock Repurchase Program resulted in the Company repurchasing 574,748 shares of its common stock at an average price of $14.99 per share.  The Company continued the quarterly cash dividend program by paying a $0.05 per share cash dividend on November 1, 2017 and by announcing the next $0.05 per share payment to be made on February 14, 2018 to shareholders of record on January 31, 2018.
  The Company continues to maintain strong capital ratios.  At December 31, 2017 the Leverage ratio was 9.5% compared to 10.5% at December 31, 2016; the Tier 1 Risk-Based Capital ratio was 18.1% compared to 19.0% at December 31, 2016; and the Total Risk-Based Capital ratio was 19.3% compared to 20.3% at December 31, 2016.

Northern California Economic Update, December 31, 2017.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Commercial real estate and employment data continued to be positive in the markets we serve.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing third quarter 2017 to third quarter 2016, commercial real estate vacancies have improved in all segments.  Office vacancy decreased from 12.1% to 11.5%, retail vacancy decreased from 10.3% to 9.4%, and industrial vacancy decreased from 8.6% to 6.1%.  In Sonoma County, for the same period (third quarter 2017 compared to third quarter 2016), commercial real estate vacancies also improved.  Office vacancy decreased from 15.0% to 13.7%, retail vacancy decreased from 3.9% to 3.8%, and industrial vacancy from 5.0% to 4.6%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported positive absorption over the past three years, with the exception of first quarter 2016 (retail and office).  Sonoma County and the city of Santa Rosa has reported (when data is available) positive absorption over the past three years for the office and industrial segments (retail data not available).

In Greater Sacramento, commercial lease rates have been in a relatively narrow range over the past two years through the third quarter 2017 with lease rates ranging from the following: office: $1.71/SF to $1.82/SF; retail: $1.33/SF to $1.36/SF and industrial: $0.44/SF to $0.50/SF.  At September 30, 2017, lease rates per square foot were $1.82 for office, $1.36 for retail, and $0.50 for industrial.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates in fourth quarter 2015 averaged $1.75/SF and industrial rates averaged $0.80/SF.   The office lease rates as of year-end 2016 ranged from $1.75/SF to $2.25/SF depending on the quality of the property.  Industrial rents ranged from $0.85/SF to $0.95/SF with light industrial in certain cases ranging from $1.15/SF to $1.40/SF.  There was no retail rental rate data available for Santa Rosa for this time period.  Lease rate data for office and industrial becomes available after each year end.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The multi-family market in the Sacramento area has reflected high occupancy over the last seven quarters (first quarter 2016 through third quarter 2017).  The highest occupancy rate within this time range was in second quarter 2016 at 97.9%, and the lowest was third quarter 2017 at 97.0%.  Monthly lease rates during this period ranged from $1,157 in first quarter 2016 to $1,325 in third quarter 2017.

The trailing 12-month cap rate during the seven quarters ranged with minor fluctuation from 5.58% in first quarter 2016 to 6.10% in third quarter 2017.  The average price per unit increased from $101,552 in first quarter 2016 to $119,261 in second quarter 2017, and to $133,971 in the third quarter of 2017.  The sale of Eviva Midtown, a six-story mixed-use project that includes 118 apartment units and 5,200 square feet of first floor retail at a price of $53MM during the third quarter of 2017 drove the average unit price in the Sacramento area to $133,971.  However when excluding the Eviva sale, the average per unit price was $119,092, comparable to the $119,261 in the second quarter of 2017.   Colliers has also reported building permit issuance increased from 367 units in first quarter 2017 to 1,066 in the second quarter of 2017, with 250 units added in the third quarter of 2017.  Similar data for the Sonoma and Amador markets are currently unavailable.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Compared to December 2014, national unemployment decreased from 5.6% to 5.0% in December 2015, and to 4.7% as of December 2016.  As of October 2017, unemployment dropped slightly further to 4.1%. California unemployment was 6.9% at December 31 2014, 5.9% at December 31, 2015, and 5.2% at December 31, 2016.  As of October 2017, the rate decreased further to 4.3%.  The number of employed Californians continues to increase.  There were 17.5 million employed at the end of 2014, 17.9 million employed at the end of 2015, and 18.2 million at the end of 2016.  The State added another 354,000 jobs in 2017, as of October.

At December 31, 2015, all three of our markets reported lower unemployment rates than at year end 2014.   Unemployment rates at the time were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  When comparing December 31, 2016 to month-end October 2017, unemployment rates decreased from 4.8% to 4.1% in the Sacramento MSA and 3.6% to 3.5% in the Santa Rosa-Petaluma MSA.

Over the same period, Amador County has been higher than the State every quarter with the exception of September 30, 2015 and October 31, 2017.  Amador County had shown significant improvement from 7.4% at December 31, 2014 to 6.2% at December 31, 2015, and 5.3% at December 31, 2016.  As of month-end October 2017, the rate decreased to 4.3%, the same rate as California.

Job growth was positive in all of our markets in the past two years.  Compared to December 2014, job growth was 2.46%, 1.69% and 0.61% for the Sacramento MSA, Santa Rosa-Petaluma MSA, and Amador County, respectively, at December 31, 2015.  Comparing December 2015 to December 2016, job growth was 1.81%, 1.38% and 4.87% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively.  Comparing December 2016 to month-end October 2017, job growth was 1.84% for the Sacramento MSA, 1.76% in the Santa Rosa-Petaluma MSA and 3.92% in Amador County.

Balance Sheet Review

American River Bankshares’ assets totaled $655.6 million at December 31, 2017, compared to $655.6 million at September 30, 2017, and $651.5 million at December 31, 2016.

Net loans totaled $308.7 million at December 31, 2017, compared to $322.2 million at September 30, 2017 and $324.1 million at December 31, 2016.

The loan portfolio at December 31, 2017 included: real estate loans of $285.2 million (91% of the portfolio), commercial loans of $25.4 million (8% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $2.9 million (1% of the portfolio).  The real estate loan portfolio at December 31, 2017 includes: owner-occupied commercial real estate loans of $71.8 million (25% of the real estate portfolio), investor commercial real estate loans of $113.7 million (40% of the real estate portfolio), multi-family real estate loans of $78.0 million (27% of the real estate portfolio), construction and land development loans of $5.9 million (2% of the real estate portfolio) and residential real estate loans of $15.8 million (6% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned.  Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection.  NPAs were $2.9 million at December 31, 2017 compared to $1.4 million at December 31, 2016 and $3.3 million at September 30, 2017.  The NPAs to total assets ratio stood at 0.44% at the end of December 2017, compared to 0.21% one year ago and 0.50% three months earlier.    Nonperforming loans were $1.9 million at December 31, 2017 compared to $2.3 million at September 30, 2017 and to $19,000 at December 31, 2016.  During the fourth quarter of 2017, the Company charged off a portion of one of the loans on nonaccrual status.

At December 31, 2017 and September 30, 2017, the Company had one OREO property totaling $961,000.  This compares to two OREO properties totaling $1.3 million at December 31, 2016.  There was no OREO valuation allowance recorded at December 31, 2017, September 30, 2017, or December 31, 2016.

Loans measured for impairment were $13.8 million at the end of December 2017, a decrease from $17.6 million at September 30, 2017, and from $17.3 million a year ago.  Specific reserves of $355,000 were held on the impaired loans at December 31, 2017, compared to $404,000 at September 30, 2017 and $421,000 at December 31, 2016.  There was a provision for loan and lease losses of $150,000 in the fourth quarter and $450,000 in year ended December 31, 2017 compared to a reversal of $679,000 in the fourth quarter and of $1.3 million in the year ended December 31, 2016.  The Company had net charge-offs of $223,000 in the fourth quarter of 2017 compared to net recoveries of $515,000 in the fourth quarter of 2016.  For the twelve months ended December 31, 2017, the Company had net charge-offs of $794,000 compared to net recoveries of $1.2 million.  During 2013, the Company participated in a shared national credit to a large retailer.  The Company’s initial loan balance of $3.0 million has since been paid down to $2.7 million, as agreed.  During the third quarter of 2017 this retailer filed for bankruptcy reorganization.  The Company has performed an impairment analysis, which resulted in reducing the loan balance to $1.6 million as of December 31, 2017, through charge offs totaling $1.1 million to the allowance for loan and lease losses (“ALLL”).  Of the $1.1 million charged off on this loan, $400,000 occurred during the fourth quarter of 2017.  The loan was also placed on nonaccrual status in the third quarter.  This bankruptcy filing occurred late in the third quarter and the Company continues to gather the latest information available to perform its impairment analysis.  As more information becomes available, the Company will update the impairment analysis, which could lead to further charges to the ALLL.  The Company maintains the ALLL at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.9 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $262.7 million at December 31, 2017, up 5.0% from $250.3 million at September 30, 2017 and 3.2% from $254.5 million at December 31, 2016.  At December 31, 2017, the investment portfolio was comprised of 88% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, and 3% corporate bonds.

At December 31, 2017, total deposits were $556.1 million, compared to $550.9 million at September 30, 2017 and $544.8 million one year ago.  Core deposits increased 1.2% to $476.4 million at December 31, 2017 from $470.7 million at September 30, 2017 and increased 3.2% from $461.8 million at December 31, 2016.  The Company considers all deposits except time deposits as core deposits.

At December 31, 2017, noninterest-bearing demand deposits accounted for 39% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 23% and time certificates were 14% of total deposits.  At December 31, 2016, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 24% and time certificates were 15% of total deposits.

Shareholders’ equity decreased to $76.9 million at December 31, 2017 compared to $82.3 million at September 30, 2017 and from $83.9 million at December 31, 2016.  The $7.0 million (8.3%) decrease in equity from December 31, 2016 was due primarily to a net decrease in common stock of $8.1 million primarily related to repurchases made under the 2017 Stock Repurchase Program and a decrease in accumulated other comprehensive income related to a decrease in the unrealized gain on securities of $865,000.  These decreases were partially offset by an increase in Retained Earnings of $2.0 million due to the net income for the year less cash dividends declared.

Net Interest Income

The net interest income during the fourth quarter 2017 decreased $242,000 (4.7%) to $4.9 million from $5.1 million during the fourth quarter of 2016 and for the twelve months ended December 31, 2017, net interest income decreased $890,000 (4.4%) to $19.4 million from $20.2 million during the twelve months ended December 31, 2016.  The net interest margin as a percentage of average earning assets was 3.39% in the fourth quarter of 2017, compared to 3.32% in the third quarter of 2017 and 3.57% in the fourth quarter of 2016.  For the twelve months ended December 31, 2017, the net interest margin was 3.39% compared to 3.62% for the twelve months ended December 31, 2016.  Interest income for the fourth quarter of 2017 decreased $186,000 (3.5%) to $5.2 million from $5.3 million in the fourth quarter of 2016 and for the twelve months ended December 31, 2017, interest income decreased $739,000 (3.5%) to $20.4 million from $21.2 million for the twelve months ended December 31, 2016.  Interest expense for the fourth quarter of 2017 increased $56,000 (24.1%) to $288,000 from $232,000 for the fourth quarter of 2016 and for the twelve months ended December 31, 2017 increased $151,000 (16.6%) to $1.1 million from $900,000 for the twelve months ended December 31, 2016.

The average tax equivalent yield on earning assets decreased from 3.73% in the fourth quarter of 2016 to 3.58% for the fourth quarter of 2017 and for the twelve months ended December 31, 2017 decreased to 3.57% from 3.78% for the twelve months ended December 31, 2016.  The decrease in yield on earning assets from the fourth quarter of 2016 to the fourth quarter of 2017 and for the twelve months ending on December 31, 2017 from 2016 results from the addition of newly funded loans at current market rates, which are lower than historical rates earned on maturing and paid off loans.  Average loan rates decreased from 4.73% in the fourth quarter of 2016 to 4.63% in the fourth quarter of 2017.  Investment securities also contributed, with average yields decreasing from 2.48% in the fourth quarter of 2016 to 2.31% in the fourth quarter of 2017.  Average loan rates decreased from 4.88% in the twelve months of 2016 to 4.57% in the twelve months of 2017.  Yields on investment securities decreased from 2.51% in the twelve months of 2016 to 2.36% in the twelve months of 2017.  Average loan balances increased from $306.7 million in the twelve months of 2016 to $319.6 million during the twelve months of 2017 while average investment balances decreased from $264.2 million during the twelve months of 2016 to $261.6 million during the twelve months of 2017.

The average balance of earning assets decreased $1.6 million (0.3%) from $583.3 million in the fourth quarter of 2016 to $581.7 million in the fourth quarter of 2017 and for the twelve months ended December 31, 2017, increased $10.5 million (1.8%) to $582.4 million from $571.9 million for the twelve months ended December 31, 2016.

Average deposits increased $8.1 million (1.5%) from $550.1 million during the fourth quarter of 2016 to $558.2 million during the fourth quarter of 2017.  Average borrowings increased from $15.0 million during the fourth quarter of 2016 to $15.5 million during the fourth quarter of 2017.  The average cost of funds increased from 0.26% in the fourth quarter of 2016 to 0.32% in the fourth quarter of 2017 and increased from 0.26% in the twelve months of 2016 to 0.30% in the twelve months of 2017.  The increase in average cost of funds in both period comparisons is due primarily to the increase in average rates on time deposits and other borrowings, in response to increases in short-term market rates.

Noninterest Income and Expense

Noninterest income for the fourth quarter of 2017 was $361,000, a decrease of $168,000 (31.8%) from $529,000 in the fourth quarter of 2016 and for the twelve months ended December 31, 2017, was $1.6 million, a decrease of $449,000 (22.0%) from $2.0 million for the twelve months ended December 31, 2016.  On a quarter over quarter basis, the decrease in noninterest income was predominantly related to a decrease in income from OREO from $173,000 in the fourth quarter of 2016 to zero in the fourth quarter of 2017.  The OREO income in the fourth quarter of 2016 was from market value adjustment of a property that was foreclosed on during the quarter.    On a year over year basis, the decrease in noninterest income was predominantly related to lower OREO income and lower gain on sale of securities.  OREO income in 2016, which included the $173,000 market value adjustment, and rental income from a property that has since been sold, was $279,000 compared to zero in 2017.  Gains from sales of securities decreased from $314,000 in 2016 to $161,000 in 2017.

Noninterest expense increased $655,000 (19.9%) from the fourth quarter of 2016 to the fourth quarter of 2017, from $3.3 million to $3.9 million, and increased $213,000 (1.5%) to $14.0 million for the twelve months ended December 31, 2017 from $13.8 million in 2016.  The fourth quarter of 2017 included costs associated with the change in leadership mentioned above, including $597,000 in salaries and benefits and $79,000 in other expense, primarily professional expenses.  On a year over year basis, in addition to the leadership expenses discussed above, OREO related expense decreased $202,000 and occupancy expenses decreased by $122,000.  The OREO related expense decreased due to the sale of three properties in 2016, including the income producing property which had higher operating costs than the properties held by the Company in 2017.  Occupancy expense reduction is due to the Company’s continued evaluation of its efficiencies in existing office spaces and reductions where necessary.  In addition, the Company also experienced a decrease in FDIC assessments of $50,000 from 2016 to 2017.  The decrease in the FDIC assessments relates to a lower assessment rate as a result of the Deposit Insurance Fund reaching the FDIC’s target level of 1.15% during 2016, which resulted in lower assessments for community banks such as American River Bank.

The fully taxable equivalent efficiency ratio for the fourth quarter of 2017 increased to 74.0% from 57.0% in the fourth quarter of 2016 and for the twelve months ended December 31, 2017, increased from 60.8% to 65.8% for the twelve months ended December 31, 2016.

Provision for Income Taxes

Federal and state income taxes increased $416,000 (37.2%) from $1.1 million in the fourth quarter of 2016 to $1.5 million in the fourth quarter of 2017.  The provision for income taxes decreased $140,000 (4.1%) from $3.4 million for the twelve months ended December 31, 2016 to $3.3 million for the twelve months ended December 31, 2017.  Both periods in 2017 were impacted by the above mentioned deferred tax asset adjustment of $1.2 million that was recorded in the fourth quarter of 2017.  This adjustment also distorted the effective tax rates in 2017.  For the fourth quarter of 2017 the effective tax rate was 134.3% compared to 36.9% in the fourth quarter of 2016 and for the twelve months ended December 31, 2017 the effective tax rate was 54.7% compared to 34.6% during the twelve months ended December 31, 2016.

Earnings Conference Call

The fourth quarter earnings conference call will be held Thursday, January 25, 2018 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David E. Ritchie, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 5899805#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares (NASDAQ:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 34% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Dias
Vice President, Marketing
American River Bankshares
916-231-6717

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	December 31,	September 30,	December 31,
ASSETS	2017	2017	2016
Cash and due from banks	$38,467	$37,233	$27,589
Interest-bearing deposits in banks	1,746	1,248	999
Investment securities	262,700	250,283	254,503
Loans & leases:
Real estate	285,153	297,143	289,400
Commercial	25,377	26,753	35,374
Other	2,863	3,120	4,356
Deferred loan and lease origination fees, net	(202)	(227)	(222)
Allowance for loan and lease losses	(4,478)	(4,551)	(4,822)
Loans and leases, net	308,713	322,238	324,086
Bank premises and equipment, net	1,158	1,226	1,362
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,932	3,932	3,779
Other real estate owned, net	961	961	1,348
Accrued interest receivable and other assets	21,624	22,202	21,463
	$655,622	$655,644	$651,450

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$215,528	$205,938	$201,113
Interest checking	64,709	66,707	64,652
Money market	130,032	131,545	131,342
Savings	66,130	66,482	64,740
Time deposits	79,681	80,270	82,959
Total deposits	556,080	550,942	544,806
Short-term borrowings	3,500	2,000	3,500
Long-term borrowings	12,000	13,500	12,000
Accrued interest and other liabilities	7,121	6,947	7,294
Total liabilities	578,701	573,389	567,600

SHAREHOLDERS' EQUITY
Common stock	$34,463	$38,139	$42,484
Retained earnings	42,779	43,437	40,822
Accumulated other comprehensive (loss) income	(321)	679	544
Total shareholders' equity	76,921	82,255	83,850
	$655,622	$655,644	$651,450

Ratios:
Nonperforming loans and leases to total loans and leases	0.60%	0.71%	0.01%
Net chargeoffs (recoveries) to average loans and leases (annualized)	0.25%	0.24%	-0.39%
Allowance for loan and lease losses to total loans and leases	1.43%	1.39%	1.47%

American River Bank Capital Ratios:
Leverage Capital Ratio	9.32%	10.42%	10.57%
Common Equity Tier 1 Risk-Based Capital	17.71%	18.55%	18.93%
Tier 1 Risk-Based Capital Ratio	17.71%	18.55%	18.93%
Total Risk-Based Capital Ratio	18.96%	19.80%	20.18%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	9.45%	10.33%	10.50%
Tier 1 Risk-Based Capital Ratio	18.08%	18.75%	19.02%
Total Risk-Based Capital Ratio	19.34%	20.00%	20.27%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Fourth		For the Twelve Months
	Quarter	Quarter	%	Ended December 31,		%
	2017	2016	Change	2017	2016	Change
Interest income	$5,158	$5,344	(3.5)%	$20,414	$21,153	(3.5)%
Interest expense	288	232	24.1%	1,061	910	16.6%
Net interest income	4,870	5,112	(4.7)%	19,353	20,243	(4.4)%
Provision for loan and lease losses	150	(676)	nm %	450	(1,344)	nm %
Noninterest income:
Service charges on deposit accounts	117	121	(3.3)%	465	502	(7.4)%
Gain on sale of securities	-	-	-%	161	314	(48.7)%
Income from other real estate owned	-	173	(100.0)%	-	279	(100.0)%
Other noninterest income	244	235	3.8%	970	950	2.1%
Total noninterest income	361	529	(31.8)%	1,596	2,045	(22.0)%
Noninterest expense:
Salaries and employee benefits	2,584	2,101	23.0%	8,920	8,435	5.7%
Occupancy	260	290	(10.3)%	1,053	1,175	(10.4)%
Furniture and equipment	147	159	(7.5)%	586	652	(10.1)%
Federal Deposit Insurance Corporation assessments	50	23	117.4%	206	256	(19.5)%
Expenses related to other real estate owned	8	(84)	(109.5)%	44	246	(82.1)%
Other expense	890	795	11.9%	3,240	3,072	5.5%
Total noninterest expense	3,939	3,284	19.9%	14,049	13,836	1.5%
Income before provision for income taxes	1,142	3,033	(62.3)%	6,450	9,796	(34.2)%
Provision for income taxes	1,534	1,118	37.2%	3,252	3,392	(4.1)%
Net (loss) income	$(392)	$1,915	(120.5)%	$3,198	$6,404	(50.1)%

Basic (loss) earnings per share	$-0.06	$0.29	(120.7)%	$0.50	$0.95	(47.4)%
Diluted (loss) earnings per share	$-0.06	$0.29	(120.7)%	$0.50	$0.94	(46.8)%

Net interest margin as a percentage of
average earning assets	3.39%	3.57%		3.39%	3.62%

Average diluted shares outstanding	6,253,475	6,647,926		6,427,123	6,783,210

Operating Ratios:
Return on average assets	-0.24%	1.16%		0.49%	1.00%
Return on average equity	-1.95%	9.04%		3.91%	7.60%
Return on average tangible equity	-2.45%	11.21%		4.88%	9.43%
Efficiency ratio (fully taxable equivalent)	73.99%	56.98%		65.84%	60.81%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2017	2017	2017	2017	2016
Interest income	$5,158	$5,082	$5,121	$5,053	$5,344
Interest expense	288	279	252	242	232
Net interest income	4,870	4,803	4,869	4,811	5,112
Provision for loan and lease losses	150	300	-	-	(676)
Noninterest income:
Service charges on deposit accounts	117	117	114	117	121
Gain on sale of securities	-	19	86	56	-
Income from other real estate owned	-	-	-	-	173
Other noninterest income	244	241	239	246	235
Total noninterest income	361	377	439	419	529
Noninterest expense:
Salaries and employee benefits	2,584	2,102	2,064	2,170	2,101
Occupancy	260	262	262	269	290
Furniture and equipment	147	141	147	151	159
Federal Deposit Insurance Corporation assessments	50	51	52	53	23
Expenses related to other real estate owned	8	4	12	20	(84)
Other expense	890	752	831	767	795
Total noninterest expense	3,939	3,312	3,368	3,430	3,284
Income before provision for income taxes	1,142	1,568	1,940	1,800	3,033
Provision for income taxes	1,534	459	643	616	1,118
Net (loss) income	$(392)	$1,109	$1,297	$1,184	$1,915

Basic (loss) earnings per share	$-0.06	$0.18	$0.20	$0.18	$0.29
Diluted (loss) earnings per share	$-0.06	$0.17	$0.20	$0.18	$0.29

Net interest margin as a percentage of
average earning assets	3.39%	3.32%	3.41%	3.44%	3.57%

Average diluted shares outstanding	6,253,475	6,366,032	6,428,022	6,640,592	6,647,926
Shares outstanding-end of period	6,132,362	6,392,570	6,357,767	6,545,959	6,661,726

Operating Ratios (annualized):
Return on average assets	-0.24%	0.68%	0.80%	0.74%	1.16%
Return on average equity	-1.95%	5.37%	6.35%	5.74%	9.04%
Return on average tangible equity	-2.45%	6.71%	7.94%	7.13%	11.21%
Efficiency ratio (fully taxable equivalent)	73.99%	62.75%	62.27%	64.38%	56.98%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of adjusted net income and diluted earnings per share excluding the impact of the
Tax Act and expenses realted to the leadership change for each of the dates indicated:

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2017	2017	2017	2017	2016
Reported net (loss) income	$(392)	$1,109	$1,297	$1,184	$1,915
Impact of Tax Act	1,220	-	-	-	-
Expense related to leadership change	676	-	-	-	-
Tax effect on leadership expenses	304
Adjusted net income	$1,200	$1,109	$1,297	$1,184	$1,915

Reported diluted (loss) earnings per share	$(0.06)	$0.17	$0.20	$0.18	$0.29
Adjusted diluted earnings per share	$0.19	$0.17	$0.20	$0.18	$0.29

American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended December 31,	2017			2016
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$304,987	$3,563	4.63%	$304,338	$3,584	4.68%
Tax-exempt loans and leases	14,073	164	4.62%	17,559	251	5.69%
Taxable investment securities	238,402	1,309	2.18%	237,231	1,422	2.38%
Tax-exempt investment securities	22,764	211	3.68%	23,116	207	3.56%
Corporate stock	52	-	0.00%	77	-	0.00%
Interest-bearing deposits in banks	1,405	4	1.13%	999	2	0.00%
Total earning assets	581,683	5,251	3.58%	583,320	5,466	3.73%
Cash & due from banks	45,797			41,539
Other assets	38,401			36,942
Allowance for loan & lease losses	(4,632)			(5,193)
	$661,249			$656,608

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$196,381	$35	0.07%	$195,693	$36	0.07%
Savings	67,278	6	0.04%	62,338	5	0.03%
Time deposits	80,080	193	0.96%	82,794	144	0.69%
Other borrowings	15,500	54	1.38%	15,011	47	1.25%
Total interest bearing liabilities	359,239	288	0.32%	355,836	232	0.26%
Noninterest bearing demand deposits	214,473			209,336
Other liabilities	7,653			7,179
Total liabilities	581,365			572,351
Shareholders' equity	79,884			84,257
	$661,249			$656,608
Net interest income & margin		$4,963	3.39%		$5,234	3.57%

Twelve months ended December 31,	2017			2016
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$305,345	$13,947	4.57%	$289,699	$14,008	4.84%
Tax-exempt loans and leases	14,286	667	4.67%	17,038	967	5.68%
Taxable investment securities	238,710	5,287	2.21%	240,149	5,755	2.40%
Tax-exempt investment securities	22,789	874	3.84%	23,952	867	3.62%
Corporate stock	55	16	29.09%	75	14	18.67%
Interest-bearing deposits in banks	1,258	13	1.03%	996	7	0.70%
Total earning assets	582,443	20,804	3.57%	571,909	21,618	3.78%
Cash & due from banks	35,876			33,806
Other assets	39,201			37,753
Allowance for loan & lease losses	(4,800)			(5,192)
	$652,720			$638,276

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$197,298	$139	0.07%	$190,237	$146	0.08%
Savings	64,880	22	0.03%	60,543	19	0.03%
Time deposits	81,056	694	0.86%	83,114	565	0.68%
Other borrowings	15,522	206	1.33%	17,201	180	1.05%
Total interest bearing liabilities	358,756	1,061	0.30%	351,095	910	0.26%
Noninterest bearing demand deposits	204,565			196,434
Other liabilities	7,583			6,494
Total liabilities	570,904			554,023
Shareholders' equity	81,816			84,253
	$652,720			$638,276
Net interest income & margin		$19,743	3.39%		$20,708	3.62%